October 24, 1995





Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

RE:     Variable Annuity Account Two
        Anchor National Life Insurance Company
        File No. 33-81472
        ----------------------------------------------------

Ladies and Gentlemen:

        Based on a review of the relevant documents and materials and on the basis of available information, the undersigned is of the opinion that the securities issued during the fiscal year ended August 31, 1995 by Variable Annuity Account Two were legally issued, fully paid and non-assessable.




Very truly yours,

/s/ SUSAN L. HARRIS

Susan L. Harris
Senior Vice President and Secretary